                                                                    EXHIBIT 12.1



                       RATIO OF EARNINGS TO FIXED CHARGES



                                                 YEAR ENDED DECEMBER 31,
                                            ----------------------------------     NINE MONTHS ENDED
                                              1993        1994         1995        SEPTEMBER 30, 1996
                                            --------   ----------   ----------     ------------------
Pretax income from continuing
  operations..............................  $178,321   $2,731,863   $6,557,285        $ 13,366,035
Add: Fixed charges........................     3,058      187,364    2,177,943           2,781,465
                                            --------   ----------   ----------     ------------------
Adjusted earnings.........................   181,379    2,919,227    8,735,228          16,147,500
Fixed charges:
Interest expense..........................     3,058      187,364    2,177,943           2,781,465
                                            --------   ----------   ----------     ------------------
Total fixed charges.......................  $  3,068   $  187,364   $2,177,943        $  2,781,465
Ratio of earnings to fixed charges........      59.3         15.6          4.0                 5.8